Exhibit 10.1

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
                    ----------------------------------------

         AMENDMENT (the "Amendment"), effective as of September 18, 2006, to the employment agreement, dated as of June 10, 2002 (as amended, the "Agreement"), between REVLON CONSUMER PRODUCTS CORPORATION ("RCPC" and, together with its parent Revlon, Inc. and its subsidiaries, the "Company") and David L. Kennedy (the "Executive").

         WHEREAS, RCPC wishes to promote the Executive to the position of President and Chief Executive Officer and to continue the employment of the Executive with the Company, and the Executive wishes to accept continued employment with the Company on the terms and conditions set forth in the Agreement, as amended by this Amendment (capitalized terms used herein without definition being used with the meanings ascribed to them in the Agreement).

         NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto agree as follows:

         1. Section 1.1 of the Agreement, describing the Executive's duties, is hereby amended and restated to read as follows:

         "1.1 Employment, Duties. RCPC hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company, in the capacity of president and chief executive officer of Revlon, Inc. ("Revlon") and RCPC, reporting to the Board of Directors of each of Revlon and RCPC, and to perform such other duties consistent with such position (including service as a director or officer of any subsidiary of Revlon, Inc., if elected) as may be assigned by the Board of Directors of Revlon. The Executive's title shall be President and Chief Executive Officer of Revlon and RCPC, or such other titles of at least equivalent level consistent with the Executive's duties from time to time as may be assigned to the Executive by Revlon's Board of Directors. RCPC agrees to use its best efforts to cause the Executive to be elected to the Board of Directors of Revlon and of RCPC, so that the Executive may serve as a member of both Boards throughout the Term."

         2. Section 2.1 of the Agreement, regarding the term of Executive's employment, is hereby amended and restated to read as follows:

         "2.1 The Term. The term of the Executive's employment under this Agreement (the "Term") shall commence as of the date first set forth above (the "Effective Date") and shall end on the later of December 31, 2008 or twenty-four (24) months after RCPC provides to the Executive a notice of non-renewal, unless in either case sooner terminated pursuant to Section 4. Non-extension of the Term shall not be deemed to be a breach of this Agreement by RCPC for purposes of Section 4.4. Additionally, the Executive may terminate the Term at any time upon sixty (60) days' prior written notice to the Company and such termination shall not be deemed a breach of this Agreement. During any period that the Executive's employment shall continue following the end of the Term, the Executive shall be deemed an employee at will, provided, however, that the Executive shall be eligible for severance on the terms and subject to the conditions of the Revlon Executive Severance Policy as in effect from time to time (the "Executive Severance Policy"), provided that the Severance Period for the Executive under the Executive Severance Policy shall be 24 months, subject to the terms and conditions of such policy."

         3. Sections 3.1, 3.2 and 3.3 of the Agreement, regarding the Executive's salary, bonus eligibility and stock based compensation, are hereby amended and restated to read as follows:


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         3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, RCPC agrees to pay the Executive during the Term a base salary, payable in bi-weekly arrears, at the annual rate of not less than $1,300,000 (the "Base Salary"). All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations. The
         Base Salary shall be reviewed by Revlon's Board of Directors or Compensation Committee from time to time. In the event that Revlon's Board of Directors or Compensation Committee, in its sole discretion, determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.

         3.2 Bonus. The Executive shall be eligible to participate in the Revlon Executive Bonus Plan as in effect from time to time (or such plan or plans, if any, as may succeed it) (the "Bonus Plan") with maximum bonus eligibility of 150% of Base Salary for significantly over-achieving performance objectives set by the Compensation Committee or its designee and target bonus eligibility of 100% of Base Salary for achieving performance objectives set by the Compensation Committee or its designee, subject to the terms and conditions of such Bonus Plan. In the event that the Executive's employment shall terminate pursuant to Section 4.4 during any calendar year, the Executive's bonus with respect to the year during which such termination occurs shall be prorated for the actual number of days of active employment during such year and such bonus as prorated shall be payable (i) if and to the extent bonuses are payable to executives under the Bonus Plan for that year based upon achievement of the objectives set for that year and not including any discretionary bonus amounts which may otherwise be payable to other executives despite non-achievement of bonus objectives for such year and (ii) on the date bonuses would otherwise be payable to executives under the Bonus Plan. Notwithstanding anything herein or contained in the Bonus Plan to the contrary, in the event that the Executive's employment shall terminate pursuant to Section 4.4 during any calendar year, the Executive shall be entitled to receive his bonus (if not already paid) with respect to the year immediately preceding the year of termination (if bonuses with respect to such year are payable to other executives based upon achievement of bonus objectives and not based upon discretionary amounts which may be paid to other executives despite non-achievement of bonus objectives) as and when such bonuses would otherwise be payable to executives under the Bonus Plan, despite the fact that Executive may not be actively employed on such date of payment.

         3.3 Stock-Based Compensation. As promptly as practicable after the Effective Date and subject to the effectiveness of any such amendment of the Amended and Restated Stock Plan, or any plan that may replace it (as from time to time in effect the "Stock Plan"), as may be necessary to authorize additional shares for issuance as restricted shares under the Stock Plan, the Executive shall be recommended to the Compensation Committee or other committee of the Board administering the Stock Plan to receive 250,000 shares of restricted Revlon, Inc. Class A common stock, with such vesting and other terms as determined by the Compensation Committee. In the event of any "Change of Control", as defined on Schedule A, all then unvested stock options and restricted shares held by the Executive shall immediately vest and be fully exercisable.

         4. Except as expressly modified by this Amendment, all provisions of the Agreement shall continue in full force and effect. In the event of any conflict between the terms of this Amendment and the provisions of the Agreement or any other plan, policy, contract, arrangement or agreement between Executive and the Company, the terms of this Amendment shall be controlling.

         IN WITNESS WHEREOF, the parties have executed this Amendment on September 18, 2006.


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


                          REVLON CONSUMER PRODUCTS CORPORATION



                          By: /s/ Robert K. Kretzman
                              ------------------------------------------------
                              Robert K. Kretzman
                              Executive Vice President, Chief Legal Officer, General Counsel and Secretary



                              /s/ David L. Kennedy
                              --------------------
                              David L. Kennedy



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


Schedule A
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A "Change of Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

         (i) any Person, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i) and clause (iii), such other Person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person beneficially owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);

         (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

         (iii) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets to an entity in which any Person, other than one or more Permitted Holders is or becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have "beneficial ownership" of all shares that any Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities of such entity representing 50% or more of the combined voting power of such entity's Voting Stock, and the Permitted Holders "beneficially own" (as so defined) directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such entity than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such entity; or

         (iv) a "Change of Control" shall have occurred under, and as defined in, the indenture governing Revlon Consumer Products Corporation's 8 5/8% Senior Subordinated Notes Due 2008 or any other Subordinated Obligations of Revlon Consumer Products Corporation so long as such 8 5/8% Senior Subordinated Notes Due 2008 or Subordinated Obligations are outstanding.

Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same combined voting power of the Voting Stock in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.


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


"Capital Stock" of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

"Company" means Revlon, Inc. together with its subsidiaries, including, without limitation, Revlon Consumer Products Corporation.

"8 5/8% Senior Subordinated Notes Due 2008" means Revlon Consumer Products Corporation's 8 5/8% Senior Subordinated Notes due 2008 and any notes exchanged therefor.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

"Permitted Holders" means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, "heirs")) or any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.

"Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

"Preferred Stock," as applied to the Capital Stock of the Company, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Company, over shares of Capital Stock of any other class of the Company.

"Subordinated Obligations" has the meaning ascribed thereto in the indenture for Revlon Consumer Products Corporation's 9 1/2% Senior Notes due 2011.

"Voting Stock" means all classes of Capital Stock of the Company then outstanding and normally entitled to vote in the election of Directors.


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